EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT made on the 23 day of December 1999 by and between Barry Reichman (Hereinafter called the "Executive") and MULTIMEDIA TUTORIAL SERVICES, INC., a Delaware corporation (the "company") which owns all of the capital stock of Video Tutorial Service, Inc., a New York corporation ("VTS").

         WHEREAS, the Board of Directors of the Company (the "Board") desires to assure the Company the continued employment and services of the Executive; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree:

1. DUTIES. The Company shall continue to employ the Executive and Executive shall continue employment with the Company for the term of employment hereinafter defined. During the term of employment, the Executive shall, subject to the provisions of this Agreement, have the title of President. The Executive convenants and agrees, that during their term of employment, he will work for the Company from his home or at the Company's office, as necessitated by the nature of the assignments.

         In connection with the performance of his duties hereunder which cannot otherwise be performed from his home, the Executive shall initially be based at the Company's principal executive offices in Brooklyn, New York and shall not be required to perform his services outside the Greater New York, New Jersey, Connecticut area. He will have four (4) weeks vacation. Any unused vacation time can be applied to the next succeeding year or years.

2. TERM. "Term of employment" as used herein shall mean the period from the date hereof through December 31st, 2004; provided, however, that the Term of employment shall thereafter be extended subject to termination upon 180 days notice; and, provided further, however, that the term of employment may be earlier terminated, as hereinafter set forth, in which event the term of employment shall mean the period from the date hereof through the effective date of such earlier termination. The term of employment shall be terminated earlier upon: (I) the death of the Executive; (ii) the Executive becoming disabled in the manner provided in Section 7 (b) hereof; (iii) upon the Executive being discharged for serious cause in the manner provided in
    Section 7 (c) hereof; or (iv) upon the Executive terminating his employment as provided in Section 7(d) hereof.

3. COMPENSATION. As compensation for his services, the Executive shall receive a base salary at an annual rate of $100,000 (the "Base Salary") to be paid in accordance with the usual payroll practices of the Company. The Base Salary will be adjusted annually for inflation as calculated annually by the Federal Government. The base salary shall commence on January 1st, 2000.

4. OTHER BENEFITS. The Executive shall be entitled to participation in pension, group insurance, hospitalization or other incentive or benefit plans or ESOPs or arrangements presently in effect or hereafter adopted by the Company applicable to officers or employees.

5. EXPENSES. The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by him in connection with his employment hereunder, subject to the prior approval of the Chief Executive Officer.

6. DISCHARGE. The Executive's employment hereunder may be terminated without any breach of this agreement only under the following circumstances:

a)  DEATH. The Executive's employment hereunder shall terminate upon his death.

b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for ninety (90) consecutive days or 180 non-consecutive days in any 365-day period, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such respective periods) shall not have returned to the performance of his duties hereunder, the Company may terminate the Executive's employment hereunder.

c) SERIOUS CAUSE. The company may terminate the Executive's employment here under for Serious Cause. For purposes of this Agreement, the Company shall have "Serious Cause" to terminate the Executives employment hereunder only in the event of one of the following: (i) Executive's fraud or embezzlement from the Company, (ii) the Executive shall have willfully failed to perform his duties hereunder or directions of the Board which directions are consistent with Executive's duties and title under this Agreement and which failure the Executive does not remedy within thirty (30) days following his receipt of written notice of such failure, or (iii) the Executive engages in a competitive business with the company. Action is "willful" if it continues after contrary direction by the board. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Serious Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than four-fifths of the entire membership of the at a meeting of the Board called and held for such purpose (after at least five (5) business days prior written notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail.

d) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder for Good Reason (as defined below) which is not cured by the Company within thirty (30) days after it receives notice thereof from the Executive for purpose of this Agreement, "Good Reason" shall mean (i) any assignment to the Executive of any duties other than those contemplated by, or any limitation of the powers of the Executive in any respect not contemplated by, Section 1 hereof, (ii) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in
    Section 1 hereof, except in connection with the termination of the Executive's employment for Serious Cause or Disability, (iii) any failure by the Company to comply with this agreement, (iv) failure of the Company to obtain the assumption of this Agreement by an successor as contemplated in
    Section 11 hereof. The Company shall have thirty (30) days to remedy "Good Reason" after receiving notice thereof from the Executive. If for any reason there is a dispute between the parties as to whether there was "Good Reason' for termination, then the matter shall be resolved by arbitration in New York, New York in accordance with the Rules for Commercial Arbitration of the American Arbitration Association before one arbitrator to be selected by the parties; provided however, that if the parties cannot agree on an arbitrator, the arbitrator shall be appointed by said Association. The decision or award of the arbitrator shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

e) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection
     (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of this death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties during such thirty(30) day period) as set forth in subsection (b) above, (iii) if the Executive's employment is terminated pursuant to subsection (c) or (d) above, the date specified in the Notice of termination (but in no event earlier than the date on which the Notice of Termination is given), and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty
    (30) days after the Notice of Termination is given a dispute exists concerning the termination, the Date of Termination shall be the date determined, either by mutual written agreement of the parties or by a final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

7. COMPENSATION UPON TERMINATION. (a) if the employment of the Executive is terminated, pursuant to Section 7(a) hereof, by reason of his death, the Company agrees to pay directly to his surviving spouse, or if his spouse shall not survive him, then to the legal representative of his estate, (i) for a period of twelve (12) months (commencing with the Termination Date) an amount equal to and payable at the same rate as his then current base salary, and (ii) any payment the Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan, ESOP or life insurance policy then maintained by the Company.

(b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary until the Executive returns to his duties or until the Executives employment is terminated pursuant to
    Section 6 (b) hereof.

(c) If the Executives employment shall be terminated for Serious Cause, the Company shall pay the Executive his full base Salary through the Date of Termination a the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

(d) if (i) the Company shall terminate the Executive's employment other than pursuant to Section 6(a) , 6(b) or 6(c) hereof, (it being understood that a purported termination pursuant to Section 6(b) or 6(c) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company without cause) or (ii) the Executive shall terminate his employment for Good Reason as defined in section 6(d) hereof, then in full discharge of the Company's obligation to the Executive, the Company shall continue to pay the Executive his remaining full base Salary (periodically as theretofore paid) the remainder of the Term of employment.

(e) Notwithstanding anything in this Agreement to contrary, upon termination of the Executive's employment, the Benefits shall remain in effect and continue to the extent contemplated by the terms of each of he written plans comprising the Benefits.

(f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

8. INDEMNIFICATION. In the event that the Executive is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the performance of his duties hereunder, he shall be indemnified by the Company, and the Company shall advance his related expenses, to the full extent permitted by law. Directors and Officers Insurance will be provided by the Company to the Executive if available at reasonable cost or if any other executive or director is provided such insurance by the Company or VTS.

9. CONDITION OF AND SURVIVAL OF AGREEMENT ASSIGNMENT. In the event that the Company or VTS shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred, provided however, that in the case of an asset sale, the provisions hereof shall not be construed as relieving the transferor of assets from any liability hereunder. This agreement shall be binding upon the Executive, his heirs, successors, administrators and assigns, provided, however, that neither party shall have the right to assign the Executive's rights and obligations with respect to his actual employment duties without the prior consent of the other party.

10. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, to the last home address given by the Executive to the Company or to the Company at the Company's office or such other addresses as shall be furnished in writing by either party to the other; such notice or communication shall be deemed to have been given as of the date so mailed.

11. CONSTRUCTION; LEGAL FEES. This Agreement shall be construed in accordance with an governed by the laws of the state of New York. The Company shall be entitled to specific performance in connection with a violation by the Executive of the applicable provisions of Section 6. The prevailing party in any dispute involving the subject matter contained herein shall be entitled to recover its reasonable legal fees and expenses incurred in enforcing its rights in such dispute.

12. SEVERABILITY. The conditions and provisions herein set forth shall be severable , and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said conditions or provision shall not in any manner affect any other condition or provision and the remainder of the Agreement and every paragraph thereof construed without regard to said invalid condition or provision shall continue in full force and effect.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures the day and year first above written.

Multimedia Tutorial Services, Inc.


By: /S/ Barry Reichman
----------------------
Barry Reichman


ACKNOWLEDGED AND AGREED TO:
VIDEO TUTORIAL SERVICE, INC.


By:


ACKNOWLEDGED AND AGREED TO BY
THETUTORIALCHANNEL.COM


By: